Exhibit 5.1
SMITH, ANDERSON, BLOUNT, DORSETT, MITCHELL & JERNIGAN, L.L.P.

OFFICES Wells Fargo Capitol Center 150 Fayetteville Street, Suite 2300 Raleigh, North Carolina 27601	October 27, 2017	MAILING ADDRESS P.O. Box 2611 Raleigh, North Carolina 27602-2611
TELEPHONE: (919) 821-1220 FACSIMILE: (919) 821-6800

Cree, Inc.
4600 Silicon Drive
Durham, North Carolina 27703

Re:	Cree, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Cree, Inc., a North Carolina corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), of 1,536,236 shares of common stock of the Company (the “Shares”), par value $0.00125 per share, for issuance under the Company’s 2013 Long-Term Incentive Compensation Plan, as amended (the “Plan”).

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

We have examined the Restated Articles of Incorporation of the Company, the Bylaws of the Company, as amended and restated, the Plan, the minutes of the Board of Directors of the Company relating to the Plan and the authorization and issuance of the Shares, the Proxy Statement for the annual shareholders’ meeting at which approval of the Plan was considered, the minutes of the annual shareholders’ meeting evidencing approval of the Plan, and such other documents and have considered such matters of law and fact in each case, as we, in our professional judgment, have deemed appropriate to render the opinion contained herein. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conforming to originals of all documents submitted to us as certified copies or photocopies, and the authenticity of originals of such latter documents. With respect to certain facts, we have considered it appropriate to rely upon certificates or other comparable documents of public officials and officers or other appropriate representatives of the Company, without investigation or analysis of any underlying data contained therein.

Based upon and subject to the foregoing and the further assumptions, limitations, and qualifications hereinafter expressed, it is our opinion that the Shares have been duly authorized, and when issued and delivered against payment therefor in accordance with the Plan as described in the Registration Statement and upon either (a) the countersigning of the certificates

Cree, Inc.
October 27, 2017

representing the Shares by a duly authorized signatory of the registrar for the Company’s common stock, or (b) the book entry of the Shares by the transfer agent for the Company’s common stock, will be validly issued, fully paid, and nonassessable.

The opinion set forth herein is limited to matters governed by the laws of the State of North Carolina, and no opinion is expressed herein as to the laws of any other jurisdiction. The opinion expressed herein does not extend to compliance with federal and state securities laws relating to the sale of the Shares.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to us in the Registration Statement and any amendment thereto. Such consent shall not be deemed to be an admission that our firm is within the category of persons whose consent is required under Section 7 of the Act or the regulations promulgated pursuant to the Act.

Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

Sincerely yours,

/s/ Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

SMITH, ANDERSON, BLOUNT, DORSETT,
MITCHELL & JERNIGAN, L.L.P.